UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) the Securities Exchange Act of 1934

Date of Report: October 28, 2004

INSIGHT ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25092	86-0766246

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1305 West Auto Drive, Tempe, Arizona	85284

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(480) 902-1001

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On October 24, 2004, Insight Enterprises, Inc. entered into an Employment Agreement with Richard A. Fennessy to be effective November 15, 2004. A brief description of the material terms of the Employment Agreement is set forth in Item 5.02 below, which description is incorporated by this reference. A copy of the agreement is attached hereto as Exhibit 99.1.

Item 5.02. Departure of Principal Officers; Appointment of Principal Officers

Departure of Principal Officer.

Effective November 15, 2004, Timothy A. Crown, chief executive officer of Insight Enterprises, Inc. will resign from the position of chief executive officer and assume the role of chairman of the Board of Directors. His current employment agreement has not yet been amended to reflect the change in his position with the company and associated compensation and benefits. Eric J. Crown, chairman of the Board of Directors, will resign from the position of chairman but will remain on the Board of Directors as chairman emeritus.

Appointment of Principal Officer.

On October 24, 2004, Insight Enterprises, Inc. appointed Richard A. Fennessy, 39, as president and chief executive officer of Insight Enterprises, Inc. effective November 15, 2004. Mr. Fennessy will be appointed to the board of directors of the company as soon as an independent director is added.

Mr. Fennessy is a seventeen year veteran of International Business Machines (“IBM”) Corporation, the world’s largest technology company. Mr. Fennessy worked for IBM from 1987 until accepting the chief executive officer position at Insight Enterprises and has held numerous domestic and international executive positions with IBM. His most recent positions included General Manager, Worldwide, ibm.com organization; Vice President, Worldwide Marketing – Personal Computer Division; and General Manager, Worldwide PC Direct organization. Mr. Fennessy earned a Bachelor of Science degree in engineering from Michigan State University in 1987.

IBM has and likely will continue to be both a vendor and a customer of the company.

An Employment Agreement between Mr. Fennessy and the company was executed on October 24, 2004, and will be effective on November 15, 2004 (“start date”), as agreed by the parties. The material terms of the Employment Agreement include:

(i)	a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term;

(ii)	an annual salary of $695,000;

(iii)	a cash bonus of $350,000 to be paid within two weeks of the start date;

(iv)	incentive compensation for 2005 equal to the greater of (a) $1,000,000; or (b) 1,000,000 times the actual diluted earnings per share divided by $1.20, not to exceed $1,875,000; incentive compensation for years subsequent to 2005 will be determined by the compensation committee of the Board of Directors. Although there is no guaranteed incentive compensation, the compensation committee intends to target $1,000,000 per year, provided Mr. Fennessy reaches performance targets established for the year;

(v)	a 500,000 share grant of non-qualified stock options of the company to be granted at the start date at a price equal to the closing price of the company’s common stock on the start date. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(vi)	a 250,000 share grant of non-qualified stock options of the company to be granted on January 3, 2005 at a price equal to the closing price of the company’s common stock on January 3, 2005. The stock options will vest ratably over three years and expire five years from the date of grant, but the shares will become fully vested upon termination of employment for any reason, including cause;

(vii)	a 75,000 share grant of restricted stock of the company to be granted on January 3, 2005. Restrictions will lift ratably over three years following the date of grant;

(viii)	reasonable relocation and travel fees will be reimbursed, and grossed-up for income taxes, during the period of relocation, starting at the start date and continuing for up to nine months following start date; legal fees incurred by Mr. Fennessy of up to $25,000 for preparation and negotiation of the employment contract will be reimbursed;

(ix)	a severance payment upon termination without cause, payable on the date of termination, equal to two times Mr. Fennessy’s annual base salary, less the amount paid during the notice period, and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, if the termination without cause is within the initial two-year term, the 500,000 non-qualified stock option grant on the start date and 250,000 non-qualified stock option grant on January 3, 2005 will become 100% vested;

(x)	a severance payment following a change in control of the company if Mr. Fennessy terminates his employment with cause or the company terminates his employment without cause prior to the expiration of 24 months after the change in control occurs, payable within ten days of his last day of work, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus that would have been awarded, based on the calculation then in effect, during the one of the two immediately preceding fiscal years which would produce the higher award. Additionally, Mr. Fennessy will become vested in any and all stock bonus and stock option plans and agreements of the company in which Mr. Fennessy has an interest, vested or contingent.

The employment agreement of Mr. Fennessy is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits.

Exhibit
Number	Description
99.1	Employment Agreement between Insight Enterprises, Inc. and Richard Fennessy dated as of October 24, 2004 and effective November 15, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

Date: October 28, 2004	By:	/s/ Stanley Laybourne

Stanley Laybourne Executive Vice President, Chief Financial Officer and Treasurer